EX-FILING FEES

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

ANGEL OAK FINANCIAL STRATEGIES INCOME TERM TRUST

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid

Fees Previously Paid	Equity	Common shares of beneficial interest, $0.001 par value per share	Rule 457(o)			$81,595,766.38(1)	0.00015310	$12,492.31(2)

Carry Forward Securities

Carry Forward Securities	Equity	Common shares of beneficial interest, $0.001 par value per share	Rule 415(a)(6)			$118,404,233.62(3)	0.0001091(4)	$12,917.90	N-2	333-240132	September 9, 2021	$12,917.90

	Total Offering Amounts					$200,000,000.00		$12,492.31

	Total Fees Previously Paid							$12,492.31

	Total Fee Offsets							$0.00

	Net Fee Due							$0.00

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of determining the registration fee.

(2)	On October 30, 2024 the Fund paid $12,492.31 in connection with Pre-Effective Amendment #1 to this Registration Statement on Form N-2.

(3)

Pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended, this Registration Statement carries forward $118,404,233.62 maximum aggregate offering price of unsold shares of beneficial interest that were previously registered pursuant to Registrant’s Registration Statement on Form N-2 (File No. 333-240132) effective September 9, 2021.

(4)	This fee rate reflects the fee for shares registered in August 2021.